Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com	John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com

ALIMERA SCIENCES RECEIVES COMPLETE RESPONSE LETTER FROM FDA FOR ILUVIEN®

Conference Call Scheduled for Monday, November 14 at 8 a.m. Eastern Time

ATLANTA, November 11, 2011 – Alimera Sciences, Inc., (NASDAQ: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that it has received a complete response letter (CRL) from the U.S. Food and Drug Administration (FDA) in response to the New Drug Application (NDA) for ILUVIEN® for the treatment of diabetic macular edema (DME) associated with diabetic retinopathy.

A CRL is issued by the FDA’s Center for Drug Evaluation and Research when their review of an application is completed and questions remain that precludes the approval of the NDA in its current form.

The FDA stated that it was unable to approve the ILUVIEN NDA because the NDA did not provide sufficient data to support that ILUVIEN is safe and effective in the treatment of patients with DME. The FDA stated that the risks of adverse reactions shown for ILUVIEN in the FAME® Study were significant and were not offset by the benefits demonstrated by ILUVIEN in these clinical trials. The FDA has indicated that Alimera will need to conduct two additional clinical trials to demonstrate that the product is safe and effective for the proposed indication.

The Company will be requesting a meeting with the FDA to clarify next steps.

ILUVIEN is Alimera’s investigational, sustained drug delivery system that releases sub-microgram levels of fluocinolone acetonide (FAc) for the treatment of DME. In December 2010, the FDA issued a CRL to Alimera related to its June 2010 NDA for ILUVIEN, which included data through month 24 of the FAME™ Study. In that first CRL, the FDA asked for, among other things, analyses of the safety and efficacy data through month 36 of the FAME Study. Alimera submitted a response to the FDA on May 12, 2011, addressing the issues raised in the first CRL and including 36-month trial data. The FDA classified Alimera’s response as a Class 2 resubmission, resulting in a six-month review period and a Prescription Drug User Fee Act, or PDUFA, date of November 12, 2011.

“We are surprised and disappointed with the FDA’s decision on our application to market ILUVIEN in the U.S. to patients with this devastating disease. Based on extensive research with U.S. retinal physicians, we have learned that ILUVIEN’s long-term sustained delivery treatment benefit is desired and that ILUVIEN has a manageable risk to benefit ratio. We continue to believe in ILUVIEN as a long-term effective treatment option for DME. We are committed to, and have the funds for, pursuing approval in Europe and for evaluating our options in the U.S.,” said Dan Myers, president and chief executive officer of Alimera.

For Europe, Alimera expects to submit its formal response to the Preliminary Assessment Report to the Medicines and Healthcare products Regulatory Agency (MHRA) later this month. Based on this submission, the MHRA is expected to make a recommendation on the approvability of ILUVIEN to Alimera and the Concerned Member States (Austria, France, Germany, Italy, Portugal and Spain) by the end of this year, with a decision regarding the approval of ILUVIEN expected in the first half of 2012. The market opportunity in Europe is similar in size to the U.S. market opportunity.

Conference Call to be Held Monday

Alimera has scheduled a conference call for Monday, November 14 at 8:00 a.m. ET to discuss the FDA’s response. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of Alimera’s corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning November 14, 2011 at 11:00 a.m.ET and ending on November 28, 2011 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 27995219. A replay of the webcast will be available on the corporate website for two weeks, through November 28, 2011.

About ILUVIEN®

ILUVIEN is an investigational, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of the corticosteroid fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, ILUVIEN, is an intravitreal insert containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, inability of Alimera’s outside sales force to successfully sell and market ILUVIEN in the U.S. following regulatory approval and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise

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